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                                           *** Text Omitted and Filed Separately
                                               Confidential Treatment Requested
                                               Under 17 C.F.R. Sections 200.80,
                                               200.83 and 230.406.

                                                                Exhibit 10.44

                           EXCLUSIVE LICENSE AGREEMENT

        This Agreement, effective as of October 1996 (the "Effective Date"), is between the University of Massachusetts ("University"), a public institution of higher education of the Commonwealth of Massachusetts, and Signal
Pharmaceuticals, Inc. ("Company"), a Delaware Corporation.

                                    RECITALS

        WHEREAS, University is the owner by assignment of the inventions claimed in the United States Patent Application listed on Exhibit A;

        WHEREAS, Company desires to obtain an exclusive license in the field of drug discovery under the rights of University in any patent rights claiming such inventions; and

        WHEREAS, University is willing to grant Company such an exclusive license on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, University and Company hereby agree as follows:

1.      Definitions.

        1.1. "Affiliate" shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by Company. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

        1.2. "Confidential Information" shall mean any confidential or proprietary information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement, provided that such information is specifically designated as confidential. Such Confidential Information shall include, without limitation, any diligence reports furnished to University under Section 3.1. and royalty reports furnished to University under Section 5.1.

        1.3. "Field" shall mean use of the [***] proteins and genetic sequences for drug discovery applications.

        1.4. "Licensed Product" shall mean any product that cannot be developed, manufactured, used, or sold without infringing one or more claims under the Patent Rights. Licensed Products include, without limitation, pharmaceutical compounds identified through use of an [***] screen.


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        1.5.    "Net Sales" shall mean the gross amount billed or invoiced on sales by Company and its Affiliates and Sublicensees of Licensed Products, less the following: (i) customary trade, quantity, or other cash reduction programs or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Company; (iv) outbound transportation costs prepaid or allowed and costs of insurance in transit; and (v) customs duties, surcharges, and other governmental charges incurred in connection with the exportation or importation of Licensed Products.

        In any transfers of Licensed Products between Company and an Affiliate or Sublicensee, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent third party only, and the transfers between Company and an Affiliate or Sublicensee shall be excluded from the calculation of net sales. In the event that Company or an Affiliate or Sublicensee receives non-monetary consideration for any Licensed Products, Net Sales shall be calculated based on the fair market value of such consideration. In the event that Company or its Affiliates or Sublicensees use or dispose of a Licensed Product in the provision of a commercial service, the Licensed Product shall be considered sold and the Net Sales shall be calculated based on the sales price of the Licensed Product to an independent third party during the same Royalty Period or, in the absence of such sales, on the fair market value of the Licensed Product as determined by the parties in good faith.

        1.6. "Patent Rights" shall mean the U.S. patent application listed on Exhibit A, and any divisional, continuation, or continuation-in-part of such patent applications to the extent the claims are directed to [***], as well as any patent issued thereon and any reissue or extension of such patent, and any foreign counterparts to such patents and patent applications. Exhibit A shall be periodically amended to include any additional Patent Rights that may arise; however, the failure to timely amend this Agreement shall not result in a change of the definition of Patent Right in the preceding sentence.

        1.7. "Related Technology" shall mean any know-how, technical information, research and development information, test results, and data necessary for the effective exercise of the Patent Rights which has been developed in the laboratory of [***] as of the Effective Date and which is owned by University.

        1.8. "Royalty Period" shall mean the partial calendar quarter commencing on the date on which the first Licensed Product is sold or used and every complete or partial calendar quarter thereafter during which either (i) this Agreement remains in effect or (ii) Company has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 8.4.

        1.9. "Sublicense Income" shall mean any payments that Company receives from a Sublicensee in consideration of the sublicense of the rights granted Company under Section 2.1. with respect to the Patent Rights, including without limitation license initiation fees, license


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maintenance fees, payments in excess of fair market value which are made in consideration for the issuance of equity securities of Company, and payments committed to the development of Licensed Products, but excluding royalty and milestone payments.

        1.10. "Sublicensee" shall mean any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.2.

        1.11. "Term" shall mean the term of this Agreement as further defined in Section 8.1. below.

2.      Grant of Rights.

        2.1.    License Grant.

                (a) Patent Rights. Subject to the terms of this Agreement, University hereby grants to Company and its Affiliates an exclusive, worldwide, royalty-bearing license (with the right to sublicense) under its commercial rights in the Patent Rights to develop, make, have made, use, and sell Licensed Products in the Field.

                (b) Related Technology. Subject to the terms of this Agreement, University hereby grants to Company and its Affiliates a non-exclusive, worldwide, royalty-bearing license (with the right to sublicense) under its commercial rights in the Related Technology to develop, make, have made, use, and sell Licensed Products in the Field.

        2.2. Sublicenses. Company shall have the right to grant sublicenses of its rights under Section 2.1. with the consent of University, which consent shall not be unreasonably withheld or delayed. All sublicense agreements executed by Company pursuant to this Article 2 shall expressly bind the Sublicensee to the terms of this Agreement and shall provide for the automatic assignment of such agreement to University if this Agreement is terminated as described in Article 8 below. Company shall promptly furnish University with a fully executed copy of any such sublicense agreement.

        2.3     Retained Rights.

                (a) University. University retains the right to make and use Licensed Products for academic research and academic patient care, without payment of compensation to Company. University may license its retained rights under this Section to research collaborators of University faculty members, post-doctoral fellows, and students. Notwithstanding the above retention of rights, the University does not retain any right to make, use, or sublicense any third party the right to use the license or sublicense for commercial applications in the Field.

                (b) Federal Government. To the extent that any invention claimed in the Patent Rights has been partially funded by the federal government, this Agreement and the grant of any rights in such Patent Rights are subject to and governed by federal law as set forth in 35 U.S.C. Sections 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes


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or regulations. Company acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferable license to practice any government funded invention claimed in any Patent
Rights. If any term of this Agreement fails to conform with such laws and regulations, the relevant term shall be deemed an invalid provision and modified in accordance with Section 10.10.

The inventions claimed in the Patent Rights and the Related Technology were conceived or reduced to practice by [***], an employee of the [***] and a faculty member of University, and were assigned to University by [***] in accordance with the Collaboration Agreement between [***] and University dated November 16, 1990, as amended (the "Collaboration Agreement"). Pursuant to the Collaboration Agreement, University is required to grant [***] a paid-up, non-exclusive, irrevocable license to use the Patent Rights and the Related Technology for [***] noncommercial purposes, but of this Exclusive License Agreement to the contrary, Company acknowledges that [***] shall have the [***] License.

3.      Company Obligations Relating to Commercialization.

        3.1. Diligence Requirements. Company shall use diligent efforts, or shall require its Affiliates and Sublicensees to use diligent efforts, to develop Licensed Products and to introduce Licensed Products into the commercial market; thereafter, Company or its Affiliates or Sublicensees shall make Licensed Products reasonably available to the public. Company shall have conclusively satisfied its obligations under this Section 3.1. if Company or an Affiliate or Sublicensee fulfills the following obligations:

                (1) Within sixty (60) days after the Effective Date, Company shall furnish University with a written summary of the research and development plans under which Company intends to develop Licensed Products.

                (2) Within sixty (60) days after each anniversary of the Effective Date, Company shall furnish University with a written summary of the progress of its efforts during the prior year to develop and commercialize Licensed Products, including research and development efforts, efforts to obtain regulatory approval, and marketing efforts.

                (3)     [***]

                (4)     [***]

In the event that University reasonably determines that the diligence obligations of Company under this Section 3.1. have not been fulfilled by Company or by an Affiliate or Sublicensee, University shall furnish Company with written notice of such determination. Within sixty (60) days after receipt of such notice, Company shall either (i) fulfill the relevant obligation or (ii) negotiate with University a mutually acceptable schedule of revised diligence obligations, failing


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which University shall have the right, immediately upon written notice to
Company, to terminate this Agreement or to grant additional license to third parties under its rights in the Patent Rights. So long as at least one of the Company or its Affiliates or Sublicensees continues to meet the diligence requirements set forth above, the University shall not have any termination rights under this Section 3.1.

        3.2.    Indemnification.

                (a) Indemnity. Company shall indemnify, defend, and hold harmless University and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any third-party claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any Licensed Product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company. Company also shall indemnify, defend, and hold harmless [***] and its trustees, officers, employees, and agents, and their respective successors, heirs and assigns (the "[***] Indemnitees"), from and against any claim, liability, cost, expense, damage deficiency, loss, or obligation (including, without limitation, reasonable attorney's fees and costs), based upon, arising out of, or otherwise relating to any actions taken or omissions made in connection with or pursuant to this Exclusive License Agreement The [***] Indemnitees agree to provide Company with prompt written notice of any claim, suite action, demand or judgment for which indemnification is sought under this Agreement. Company agrees that any sublicense shall agree to provide Institute with the same indemnity provided by Company herein.

                (b) Procedures. The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any such claim. The Indemnitees shall cooperate fully with Company in such defense and will permit Company to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Company agrees to keep University informed of the progress in the defense and disposition of such claim and to consult with University with regard to any proposed settlement The failure to deliver a written notice to Company within a reasonable time after the commencement of such claim, suit, or action, if prejudicial to Company's ability to defend such action, shall relieve Company of any liability to


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the Indemnitees under Section 3.2, but the omission to deliver shall not relieve
Company of any liability that it may have to the Indemnitees other than under this Section 3.2.

                (c) Insurance. Effective as of such time as a Licensed Product enters human clinical trials, Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but in any event not less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and five million dollars ($5,000,000) for injuries to all persons arising out of a single occurrence. Company shall provide University, upon request, with written evidence of such insurance or self-insurance. Company shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Company or any Affiliate or Sublicensee continues to make, use, or sell a product that was a Licensed Product under this Agreement and thereafter for a period of five (5) years. Until such time as a Licensed Product enters human clinical trials, Company shall maintain insurance or self-insurance in such amount as Company customarily maintains covering similar activities, and shall maintain such insurance so long as Company customarily carries such insurance coverage, or until a Licensed Product enters human clinical trials.

        3.3. Use of University Name. In accordance with Section 7.3., Company and its Affiliates and Sublicensees shall not use the name "University of Massachusetts" or any variation of that name in connection with the marketing or sale of any Licensed Products.

        3.4. Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices Company shall mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

        3.5. Compliance with Law. Company shall comply with, and shall require its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Company expressly agrees to comply with the following:

                (i) Company or its Affiliates or Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar governmental authorities of any foreign jurisdiction in which Company or an Affiliate or Sublicensee intends to make, use, or sell Licensed Products.

                (ii) Company and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries. Company hereby gives written assurance that it will comply with, and will require its Affiliates and Sublicensees to comply with, all United States


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        export control laws and regulations, and that it will indemnify, defend, and hold University harmless (in accordance with Section 3.2.) for the consequences of any such violation.

                (iii) To the extent that any invention claimed in the Patent Rights has been partially funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, University may seek a waiver of this requirement from the relevant federal agency on behalf of Company.

4.      Consideration for Grant of Rights.

        4.1. License Fee. In partial consideration of the rights granted Company under this Agreement, Company shall pay to University, within thirty
(30) days after the Effective Date, a license fee of [***]. In addition, Company shall reimburse University for all expenses incurred by University as of the Effective Date in connection with the Patent Rights. These license fee payments are nonrefundable and are not creditable against any other payments due to University under this Agreement

        4.2. Equity. In partial consideration of the license granted Company under this Agreement, Company shall issue to University a total of [***] shares of Common Stock of Company, under the terms of the Common Stock Purchase Agreement dated as of the Effective Date between Company and University (the "Common Stock Purchase Agreement").

        4.3. Milestone Payments. Company shall pay University the following milestone payments within thirty (30) days after the occurrence of each event with respect to each Licensed Product for each indication:

                           Milestone                                   Payment
                           ---------                                   -------

        [***]



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        * With respect to these milestones, only one payment is required per indication regardless of the number of Licensed Products that trigger the milestone within a [***] period, provided that each such Licensed Product is a derivative or analogue of a single precursor chemical entity.

These milestone payments are nonrefundable and are not creditable against any other payments due to University under this Agreement. Company shall pay University such amounts regardless of who achieves the milestone, whether Company or an Affiliate or Sublicensee.

        4.4     Royalties.

                (a) Base Royalty. In partial consideration of the rights granted Company under this Agreement, Company shall pay to University the following royalties on Net Sales of Licensed Products by Company and its Affiliates and Sublicensees:

        [***]

If both royalty rates could apply to sales of a Licensed Product, only the higher royalty rate shall apply (i.e., the [***] rate will apply rather than a [***] rate).

                (b) No Multiple Royalties. No multiple royalties shall be payable because a particular Licensed Product or its manufacture, use, or sale are or shall be covered by more than one patent application or patent included within the Patent Rights.

        4.5. Minimum Royalty. In each calendar year during the Term, University shall receive the following minimum royalty payments:

                [***]

If the actual royalty payments to University in any calendar year are less than the minimum royalty payment required for that year, Company shall have the right to pay University the difference between the actual royalty payment and the minimum royalty payment in full satisfaction of its obligations under this Section, provided such minimum payment is made to University within sixty (60) days after the conclusion of the calendar year. Waiver of any minimum royalty payment by University shall not be construed as a waiver of any subsequent minimum royalty payment.


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          4.6.    Sublicense Income. Company shall pay University a total of
[***] of all Sublicense Income. Such amounts shall be due and payable within sixty (60) days after Company receives the relevant payment from the Sublicensee. Company has stated that Company intends to license the Patent Rights together with patent rights licensed by Company from third parties so that in one license agreement Company would sublicense rights to multiple targets comprising one "signaling pathway." In such event, and if Company must pay a royalty to such third-party licensors, the percentage of Sublicense Income payable to University shall be reduced by (i) [***] in the case of one such third- party licensor and (ii) [***] in the case of more than one such third-party licensor.

          4.7. Sales Bonus. Company shall pay University one-time bonuses in the amount of [***] in the event that cumulative worldwide gross sales of Licensed Products by Company and its Affiliates and Sublicensees exceeds [***] and an additional [***] in the event that cumulative worldwide gross sales of Licensed Products by Company and its Affiliates and Sublicensees exceeds [***]. Such amount shall be due and payable within sixty (60) days after the conclusion of the Royalty Period in which such revenue milestone is achieved.

5.      Royalty Reports; Payments; Records.

          5.1. Reports and Payments. Within sixty (60) days after the conclusion of each Royalty Period, Company shall deliver to University a report containing the following information:

               (i) the number of Licensed Products sold to independent third parties in each country, and the number of Licensed Products used by Company and its Affiliates and Sublicensees to provide commercial services in each country;

               (ii) the gross sales price for each Licensed Product by Company and its Affiliates during the applicable Royalty Period in each country;

               (iii) calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;

               (iv) total royalty payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and

               (v) withholding taxes, if any, required by law to be deducted as a payment by University in respect of such Net Sales.

All such reports shall be considered Company Confidential Information. If no royalties are due to University for any Royalty Period, the report shall so state. Concurrent with this report, Company shall remit to University any payment due for the applicable Royalty Period.




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        5.2.    Payments in U.S. Dollar. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period. Such payments shall be without deduction of exchange, collection, or other charges.

        5.3. Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give University prompt written notice of such restriction, which notice shall satisfy the sixty-day payment deadline described in Section 5.1. Company shall pay any amounts due University through whatever lawful methods University reasonably designates; provided, however, that if University fails to designate such payment method within thirty (30) days after University is notified of the restriction, Company may deposit such payment in local currency to the credit of University in a recognized banking institution selected by Company and identified by written notice to University, and such deposit shall fulfill all obligations of Company to University with respect to such payment

        5.4. Records. Company shall maintain, and shall require its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, or sold under this Agreement and any amounts payable to University in relation to such Licensed Products, which records shall contain sufficient information to permit University to confirm the accuracy of any reports delivered to University under Section 5.1. The relevant party shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, during which time University shall have the right, at its expense, to cause its internal accountants or an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to University any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of ten percent (10%) in any Royalty Period, Company shall bear the full cost of such audit; however, Company shall have the right to review and verify the audit results prior to being required to pay the cost of the audit. University may exercise its rights under this Section only once every year and only with reasonable prior notice to Company.

        5.5. Late Payments. Any payments by Company that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

        5.6. Method of Payment. All payments under this Agreement should be made in the name of the "University of Massachusetts" and sent to the address identified below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.


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        5.7     Withholding and Similar Taxes. Royalty payments and other
payments due to University under this Agreement shall not be reduced by reason of any withholding or similar taxes applicable to such payments to University.

6.      Patents and Infringement.

        6.1. Responsibility for Patent Rights. University shall have primary responsibility, at the expense of Company, for the preparation, filing, prosecution, and maintenance of all Patent Rights, using patent counsel reasonably acceptable to Company. University shall consult with Company as to the preparation, filing, prosecution, and maintenance of all such Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office and shall furnish Company with copies of all relevant documents reasonably in advance of such consultation.

        6.2. Payment of Expenses. Within thirty (30) days after University invoices Company, Company shall reimburse University for all reasonable patent-related expenses incurred by University pursuant to Section 6.1. Company may elect, upon sixty (60) days written notice to University, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries. In such event, Company shall lose all rights under this Agreement with respect to such Patent Rights in such countries, but Company shall retain rights in all other countries in which Company has not elected to cease payment of patent-related expenses.

        6.3. Abandonment. In the event that University desires to abandon any patent or patent application within the Patent Rights, University shall provide Company with reasonable prior written notice of such intended or decline of responsibility, and Company shall have the right, at its expense, to prepare, file, prosecute, and maintain the relevant Patent Rights.

        6.4.    Infringement

                (a) Notification of Infringement Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.

                (b) Company Right to Prosecute. So long as the license granted Company under Section 2.1.(a) remains exclusive (subject to the retained rights under Section 2.3), Company shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the Patent Rights in the Field or, together with other licensees of the Patent Rights in other fields, to defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or non-infringement of the Patent Rights. Prior to commencing any such action, Company shall consult with University and shall consider the views of University regarding the advisability of the proposed action and its effect on the public interest. Company shall not enter into any settlement, consent judgment, or other Voluntary final disposition of any infringement action under this Subsection without the prior


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
written consent of University, which consent shall not be unreasonably withheld or delayed. Any recovery obtained in an action under this Subsection shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty payments withheld from University as described below), (ii) as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court shall have applied), less a reasonable approximation of the royalties that Company would have paid to University if Company had sold the infringing products and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award. Company may offset a total of fifty percent (50%) of any expenses incurred under this Subsection against any royalty payments due to University under this Agreement, provided that in no event shall the royalty payments under Section 4.4., when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than fifty percent (50%) in any Royalty Period.

                (c) University as Indispensable Party. University shall permit any action under this Section to be brought in its name if required by law, provided that Company shall hold University harmless from, and if necessary indemnify University against any costs, expenses, or liability that University may incur in connection with such action.

                (d) University Right to Prosecute. In the event that Company fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for such action, or to answer a declaratory judgment action within a reasonable time after such action is filed, University shall have the right to prosecute such infringement or answer such declaratory judgment action, under its sole control and at its sole expense, and any recovery obtained shall be given to University.

                (e) Cooperation. Each party agrees to cooperate fully in any action under this Section 6.4. which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.      Confidential Information; Publications; Publicity.

        7.1.    Confidential Information.

                (a) Designation. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as "Confidential" or "Proprietary"). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

                (b) Obligations. For a period of five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall
(i) maintain such Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any


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
Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes of this Agreement; (ii) use such Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered Confidential Information.

                (c) Exceptions. The obligations of the Receiving Party under Subsection 7.1.(b) above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.

                (d) Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

        7.2. Publications. University and its employees will be free to publicly disclose (through journals, lectures, or otherwise) the results of any research in the Field or relating to the subject matter of the Patent Rights, except as otherwise provided by written agreement between University and Company (e.g., a sponsored research agreement).

        7.3. Publicity Restrictions. Company shall not use the name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of such names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of University. The foregoing notwithstanding, Company shall have the right to disclose such information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company shall have given University at least ten (1O) days prior written notice of the proposed text for the purpose of giving University the opportunity to comment on such text. Company and its Affiliates and Sublicensees shall not use the name, likeness, or logos of the [***] in any press release, general publication, advertising, marketing, promotional or sales literature without prior written consent from an authorized official of the [***].

8.      Term and Termination.

        8.1. Term. This Agreement shall commence on the Effective Date and shall remain in effect until (i) the expiration of all issued patents within the Patent Rights or (ii) for a period of ten (1O) years after the Effective Date if no such patents have issued within that ten-year period, unless earlier terminated in accordance with the provisions of this Agreement.

        8.2. Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due University under this Agreement, Company shall be entitled to the sixty-day cure period only with respect to the first such breach, with the cure period for each subsequent breach shortened as follows: thirty days for the second breach, fifteen days for the third breach, and termination immediately upon written notice to Company, without any cure period, for any subsequent breach.

        8.3. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

        8.4. Effect of Termination. The following provisions shall survive the expiration or termination of this Agreement Articles 1 and 9; Sections 3.2., 3.5., 5.1. (obligation to provide final report and payment), 5.4., 6.2., 7.1., 7.3., 8.4., and 10.8. Upon the early termination of this Agreement, Company and its Affiliates and Sublicensees may complete and sell any work-in progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (i) Company is current in payment of all amounts due University under this Agreement and not in dispute, (ii) Company pays University the applicable royalty on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, and (iii) Company and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination.

                      ***Confidential Treatment Requested

9.      Dispute Resolution.

        9.1. Procedures Mandatory. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

        9.2.    Dispute Resolution Procedures.

                (a) Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten
(10) days after the date of such notice (the "Notice Date"). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

                (b)     Mediation. If the matter remains unresolved within sixty
(60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

                (c) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section.

        9.3.    Preservation of Rights Pending Resolution,

                (a) Performance to Continua. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

                (b) Provisional Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement

                (c) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections 9.2.(a) and 9.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

10.     Miscellaneous.

        10.1. Representations and Warranties. University represents and warrants that its employees have assigned to University their entire right, title, and interest in the Patent Rights and that it has authority to grant the rights and licenses set forth in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS AND RELATED TECHNOLOGY, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, University makes no warranty or representation (i) regarding the validity or scope of the Patent Rights, (ii) that the exploitation the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of a third party, and
(iii) that any third party is not currently infringing or will not infringe the Patent Rights.

        10.2. Tax-Exempt Status. Company acknowledges that University, as a public institution of the Commonwealth of Massachusetts, holds the status of an exempt organization under the United States Internal Revenue Code. Company also acknowledges that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term shall be deemed an invalid provision and modified in accordance with
Section 1O.1O.

        10.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

        10.4. Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

        10.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

        10.6. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that Company may assign this Agreement to an


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
affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

        10.7. Amendment and Waiver, This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

        10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.

        10.9. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

        If to University:

        Office of Commercial Ventures and Intellectual Property
        University of Massachusetts
        55 Lake Avenue North
        Worcester, MA 01605
        Attention:  Joseph F.X. McGuirl
                    Executive Director

        Tel: (508) 856-1626
        Fax: (508) 856-5004


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
        If to Company:

        Signal Pharmaceuticals, Inc.
        5555 Oberlin Drive
        San Diego, CA 92121

        Attention:  Alan J. Lewis, Ph.D.
                    President and Chief Executive Officer

        Tel: (619) 558-7500
        Fax: (619) 558-7513

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

        10.10. Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

        10.11. Entire Agreement. Except for the Common Stock Purchase Agreement, this Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.


UNIVERSITY OF MASSACHUSETTS             SIGNAL PHARMACEUTICALS, INC.




By: /s/ JOSEPH F.X. MCGUIRL             By: /s/ ALAN J. LEWIS, PH.D.
   -------------------------------         ---------------------------------
   Joseph F.X. McGuirl                     Alan J. Lewis, Ph.D.
   Executive Director, CVIP                President and Chief Executive Officer


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                                    EXHIBIT A
                              List of Patent Rights

[***]







                      ***Confidential Treatment Requested